Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

VTB Holdings, Inc.

Valhalla, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Parametric Sound Corporation of our report dated November 4, 2013, relating to the consolidated financial statements of VTB Holdings, Inc.

/s/ BDO USA, LLP

New York, New York

February 14, 2014